UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 3, 2007

(Date of Report (date of earliest event reported))

Jackson Hewitt Tax Service Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-32215	20-0779692
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive office)	(Zip Code)

(973) 630-1040

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

On April 3, 2007, the U.S. Department of Justice announced the filing of lawsuits in four states against a Jackson Hewitt franchisee, five corporate entities owned by the franchisee and 24 individuals who managed or worked at the franchisee’s tax preparation offices. The franchisee’s entities noted in the complaints operate more than 125 locations out of more than 6,500 Jackson Hewitt locations nationwide. Jackson Hewitt Tax Service Inc. (the “Company” or “Jackson Hewitt”) estimates that these entities represent about two percent of its total revenue. The Company does not believe that this matter is likely to have a material adverse effect on its financial position, results of operations or cash flows. However, there can be no assurance that such matter will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

While the Company cannot comment on franchisee litigation, Jackson Hewitt takes such matters seriously. The Company expects its franchisees, which independently own and operate their businesses, to comply with the terms of their franchise agreements. Accordingly, they are responsible for conducting their operations with integrity, in compliance with all applicable laws and regulations.

Jackson Hewitt remains committed to providing accurate, quality tax preparation and the highest levels of customer service. Comprised of a network of thousands of tax preparers, and franchisees nationwide, the Jackson Hewitt system values its relationship with its customers and continues to assist them with their upcoming income tax filing requirements.

The information in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act. Additionally, the submission of this Current Report on Form 8-K is not intended to constitute a representation that such furnishing is required by Regulation FD or that the information it contains includes material investor information that is not otherwise publicly available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSON HEWITT TAX SERVICE INC.

By:	/s/ Mark L. Heimbouch
Mark L. Heimbouch Executive Vice President and Chief Financial Officer

Date: April 4, 2007

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